                                                                                                                2909 Hillcroft, Suite 420
                                                                                          Houston, TX  77057

                                                                                          713-467-2222

April 11, 2016

NEWS RELEASE

Press Contacts:

Rhonda LittleSales and Marketing CoordinatorPhone: 800-880-2212Email: rlittle@hartmaninvestment.com

Hartman XX Declares $12.40 NAV per Share

On April 11, 2016, Hartman Short Term Income Properties XX, Inc. (“Hartman XX”, “the Company”) announced that its board of directors approved an estimated net asset value (“NAV”) of $12.40 per share of its common stock. This is the first time that the board has determined an estimated per-share NAV for the Company.

Hartman Advisors, LLC, Hartman XX’s advisor, engaged WKW Advisors, an independent third-party real estate advisory firm, to assist in determining the estimated per share NAV and a fair value range of Hartman XX’s real estate portfolio holdings.

WKW Advisors’ valuation was based upon the estimated market value of Hartman XX’s assets, less the estimated market value of the Company's liabilities, divided by the total shares outstanding, and was performed in accordance with the valuation guidelines established by the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs. WKW Advisors’ per share valuation reflected a range of $11.93 - $12.87.

The sale of shares of our common stock to our stockholders pursuant to our distribution reinvestment plan (“DRP”) will continue until as late as July 13, 2016. Beginning in May, 2016, DRP shares will be sold at NAV of $12.40 per common share.

Hartman XX commenced its initial public offering in February 2010 for up to 250,000,000 shares of common stock at a price of $10.00 per share.  On July 16, 2013, the Company commenced its follow-on public offering, or our “follow-on offering,” of up to $200,000,000 in shares of our common stock to the public at a price of $10.00 per share and up to $19,000,000 in shares of our common stock to our stockholders pursuant to our distribution reinvestment plan at a price of $9.50 per share.   The program closed to new investments on March 31, 2016.

As of December 31, 2015, Hartman XX owned 15 properties and had accepted subscriptions for and issued 14,038,203 shares of our common stock in our initial public offering and follow-on offering, including

897,459 shares of our common stock issued pursuant to our distribution reinvestment plan, resulting in aggregate gross proceeds of $136,853,634.

About Hartman Short Term Income Properties XX, Inc.

Hartman Short Term Income Properties XX, Inc. is a Texas-centric REIT which owns fifteen properties located in Dallas/Ft. Worth, Houston, and San Antonio. For additional information about Hartman XX, please visit www.HartmanREITs.com or call Rick Vitale, CFA at 651-491-3693.

This  material  contains  forward-looking  statements regarding the business  and financial outlook  of Hartman XX and its advisor that are based on  management's current expectations, estimates, forecasts and  projections and are not  guarantees  of future performance. Actual results may differ materially  from  those  expressed  in these statements,  and  you  should  not place undue  reliance  on any such  statements. A number of important factors could cause actual results to differ from the statements contained in this material.  Forward-looking statements speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that may become untrue as a result of subsequent events.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

Securities offered through D. H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Ste. 100, Kingwood, TX  77339. (832) 644-1852.